UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 15, 2012

METROCORP BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	000-25141	76-0579161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9600 Bellaire Boulevard, Suite 252

Houston, Texas 77036

(Address of principal executive offices including zip code)

Registrant’s telephone number, including area code: (713) 776-3876

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2012, MetroCorp Bancshares, Inc. (the “Company”) entered into an employment agreement, effective as of January 26, 2012, with George M. Lee, the President, Chief Executive Officer and Executive Vice Chairman of the Company, Chief Executive Officer of MetroBank, N.A., a national banking association and wholly owned subsidiary of the Company, and Chairman of the Board of Directors of Metro United Bank, a California banking association and wholly owned subsidiary of the Company. The employment agreement replaces the employment agreement between Mr. Lee and the Company dated January 26, 2007, as amended, which expired. The employment agreement is for a term of five years beginning on January 26, 2012. The employment agreement provides for a minimum annual salary of $325,000, subject to annual review and upward adjustment at the discretion of the Compensation Committee of the Board of Directors. The employment agreement also provides for incentive compensation up to 100% of Mr. Lee’s base salary based upon certain predetermined performance measures. Additionally, the employment agreement provides that Mr. Lee will be granted (a) options to purchase 15,000 to 30,000 shares of Company common stock, (b) 10,000 to 20,000 shares of restricted stock of the Company, or (c) a combination of the amounts in clauses (a) and (b), annually, based on his performance and the performance of the Company, as determined by the Company’s Compensation Committee and the Board of Directors. The employment agreement also provides for the reimbursement of certain business expenses, participation in employee benefit plans and a monthly automobile allowance of $1,000.

In the event of a change of control (as defined in the employment agreement), Mr. Lee will be entitled to receive (i) his base salary for the remainder, if any, of the calendar month in which such termination is effective and an additional lump sum payment equal to three (3) years salary, (ii) an amount equal to three (3) times his incentive compensation for the previous fiscal year and (iii) if Mr. Lee is terminated within twelve (12) months of a change of control, life insurance premiums for two (2) years following such termination and medical insurance premiums until the earlier of two (2) years following such termination and the expiration of the Company’s obligation to offer such coverage under applicable law. In addition, upon a change of control, all outstanding options to purchase Company common stock will become fully vested and all restrictions on outstanding restricted stock will be cancelled.

If Mr. Lee’s employment is terminated by the Company for cause or if Mr. Lee voluntarily resigns, Mr. Lee will be entitled to receive all accrued and unpaid base salary through the date of termination, but Mr. Lee will not be entitled to receive any incentive compensation for the fiscal year in which the termination occurs or any subsequent fiscal year.

If Mr. Lee’s employment is terminated as a result of death, Mr. Lee’s estate will be entitled to receive all accrued and unpaid base salary through the end of the calendar month in which his death occurred and a prorated portion of his incentive compensation for that fiscal year, if any. If Mr. Lee’s employment is terminated by the Company or Mr. Lee as a result of disability, Mr. Lee will be entitled to receive all accrued and unpaid base salary through the end of the calendar month in which the termination is effective and for the succeeding three months, or until disability insurance benefits commence under the disability insurance furnished by the

Company, if sooner. In addition, if Mr. Lee’s employment is terminated as a result of death or disability, all outstanding options to purchase Company common stock will become fully vested and exercisable within ninety (90) days and all restrictions on outstanding restricted stock will be cancelled. The employment agreement does not contain non-compete restrictions.

Additionally, in accordance with the requirements related to the Company’s participation in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”) of the United States Department of the Treasury (the “Treasury”), the employment agreement provides that, so long as the Treasury owns any debt or equity securities of the Company acquired pursuant to the CPP, any payments, including equity incentive awards, to Mr. Lee shall be limited to the extent required under Section 111(b) of the Emergency Economic Stabilization Act of 2008, as implemented by guidance or regulation thereunder that has been issued and is in effect as of the closing date of the Company’s participation in the CPP.

The foregoing summary of the employment agreement is not complete and is qualified in its entirety by reference to the complete text of the employment agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated February 15, 2012, by and between MetroCorp Bancshares, Inc. and George M. Lee

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROCORP BANCSHARES, INC. (Registrant)

Dated: February 21, 2012	By:	/s/ Don J. Wang
Don J. Wang
Chairman of the Board

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Agreement, dated February 15, 2012, by and between MetroCorp Bancshares, Inc. and George M. Lee